Amendment No. 5 to pricing supplements

Nos. 208, 235, 341, 342, 343 and 344 dated July 31, 2015

and pricing supplement No. 1842 dated December 1, 2015

(as amended by amendment No. 1 dated November 30, 2015,

amendment No. 2 dated January 4, 2016,

amendments No. 3 dated January 4, 2016,

amendment No. 3 dated March 15, 2016

and amendment No. 4 dated June 21, 2016, as applicable)

To prospectus supplement dated July 31, 2015 and

prospectus dated July 31, 2015

Registration Statement No. 333-226421 Dated April 22, 2019; Rule 424(b)(3)

Deutsche Bank AG, London Branch

ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index due October 24, 2022

ELEMENTSSM—“Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM due November 14, 2022

DB Agriculture Double Long Exchange Traded Notes due April 1, 2038

DB Agriculture Long Exchange Traded Notes due April 1, 2038

DB Base Metals Double Short Exchange Traded Notes due June 1, 2038

DB Base Metals Double Long Exchange Traded Notes due June 1, 2038

DB Base Metals Short Exchange Traded Notes due June 1, 2038

DB Crude Oil Long Exchange Traded Notes due June 1, 2038

DB Crude Oil Short Exchange Traded Notes due June 1, 2038

DB Commodity Double Long Exchange Traded Notes due April 1, 2038

DB Commodity Short Exchange Traded Notes due April 1, 2038

FI Enhanced Global High Yield ETN Linked to the MSCI World High Dividend Yield USD Gross Total Return Index due October 12, 2023

This amendment No. 5 amends the original pricing supplements of the twelve Exchange Traded Notes set forth above, as amended by amendment No. 1 dated November 30, 2015, amendment No. 2 dated January 4, 2016, amendments No. 3 dated January 4, 2016, amendment No. 3 dated March 15, 2016 and amendment No. 4 dated June 21, 2016, as applicable (together, the “previous amendments”). We refer to the above twelve Exchange Traded Notes as the “securities” in this amendment No. 5. Other than the specific amendments described below, the terms of the securities are as described in the relevant original pricing supplement for each security, as amended by the previous amendments.

Delisting of Securities

Due to low levels of trading activity for the securities, Deutsche Bank delisted the securities from NYSE Arca after the close of trading on April 12, 2019. The securities will remain outstanding after the delisting, but they will no longer trade on any national securities exchange. To provide liquidity, Deutsche Bank will repurchase your securities if you exercise your repurchase right as described below under “Repurchase at Your Option,” regardless of the number of securities you elect to offer to Deutsche Bank for repurchase.

Repurchase at Your Option

Following the delisting, you will continue to have the right to require Deutsche Bank to repurchase your securities for an amount in cash equal to the “repurchase value” on the applicable valuation date, subject to the notice cut-off time and other requirements described in the relevant original pricing supplement, except that, starting from April 22, 2019 (the “Effective Date”), we will eliminate the requirement that you must offer a minimum number of securities in order to effect a repurchase by Deutsche Bank at your option. On or after the Effective Date, Deutsche Bank will repurchase your securities regardless of the number of securities you elect to offer to Deutsche Bank for repurchase.

If you wish to offer your securities to Deutsche Bank for repurchase, please contact Deutsche Bank Securities Inc. by phone at 212-250-4940 or by email at db_etn_redemptions@list.db.com.

As a result of this modification, any “Specific Terms of the Securities — Repurchase at Your Option” and “— Repurchase Procedures” in the relevant original pricing supplement and any “Form of Offer for Repurchase” and “Broker’s Confirmation of Repurchase” in Annex A to the relevant original pricing supplement will be deemed to be amended to reflect the elimination of the minimum repurchase amount pursuant to this amendment No. 5.

Investing in the securities involves a number of risks. See “Risk Factors” in the original pricing supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this amendment No. 5, the previous amendments, the relevant original pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The agent for the offerings, Deutsche Bank Securities Inc., is our affiliate. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in the relevant original pricing supplement for more information.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

April 22, 2019

Selling Your Securities in the Secondary Market Could Lead to Significant Losses

The intraday indicative security value of the securities is not the same as the trading price of such securities in the secondary market. The intraday indicative security value is meant to approximate the economic value of the securities at any given time during a trading day. The trading price of the securities at any time is the price that you may be able to sell or purchase the securities in the secondary market at such time. The trading price of the securities at any time may vary significantly from their intraday indicative security value at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, many of which are beyond our control. You can compare the trading price of the securities against the intraday indicative security value to determine whether the securities are trading in the secondary market at a premium or a discount to the economic value of the securities at any given time.

If the securities trade in the secondary market at a discount below the intraday indicative security value, you will receive less than the intraday indicative security value if you sell the securities in the market at such time. The trading price in the secondary market may be significantly less than the repurchase value you would receive had you exercised your right to have the securities repurchased by Deutsche Bank.

Please contact Deutsche Bank Securities Inc. as described above under “Repurchase at Your Option” if you wish to offer your securities to Deutsche Bank for repurchase.

There may be little or no secondary market for the securities following the delisting. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.

Starting from the Effective Date, you can find the Intraday Indicative Security Value of the relevant securities using the tickers in the table below, which will replace the corresponding tickers for the securities as described in the original pricing supplements. The tickers for the Repurchase Value will remain the same as described in the original pricing supplements.

ETN	CUSIP	Old ETN Ticker	New ETN Ticker	Intraday Indicative Security Value Ticker	Repurchase Value Ticker
ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index due October 24, 2022	25153Q708	WMW	WMWXF	WMWXFIV	—
ELEMENTSSM—“Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM due November 14, 2022	25153Q658	DOD	DODXF	DODXFIV	—
DB Agriculture Double Long Exchange Traded Notes due April 1, 2038	25154H558	DAG	DAGXF	DAGXFIV	DAGRP
DB Agriculture Long Exchange Traded Notes due April 1, 2038	25154H533	AGF	AGFXF	AGFXFIV	AGFRP
DB Base Metals Double Short Exchange Traded Notes due June 1, 2038	25154K858	BOM	BOMMF	BOMMFIV	BOMRP
DB Base Metals Double Long Exchange Traded Notes due June 1, 2038	25154K841	BDD	BDDXF	BDDXFIV	BDDRP
DB Base Metals Short Exchange Traded Notes due June 1, 2038	25154K833	BOS	BOSXF	BOSXFIV	BOSRP
DB Crude Oil Short Exchange Traded Notes due June 1, 2038	25154K874	SZO	SZOXF	SZOXFIV	SZORP
DB Crude Oil Long Exchange Traded Notes due June 1, 2038	25154K866	OLO	OLOXF	OLOXFIV	OLORP
DB Commodity Double Long Exchange Traded Notes due April 1, 2038	25154H475	DYY	DYYXF	DYYXFIV	DYYRP
DB Commodity Short Exchange Traded Notes due April 1, 2038	25154H467	DDP	DDPXF	DDPXFIV	DDPRP
FI Enhanced Global High Yield ETN Linked to the MSCI World High Dividend Yield USD Gross Total Return Index due October 12, 2023	25155L293	FIEG	FIEGF	FIEGFIV	—

The securities do not guarantee any return of principal and an investment in the securities may result in a loss on an accelerated basis. Anyone considering investing in the securities or continuing to hold the securities should consider the risks described in the pricing supplements for the relevant securities when making an investment decision and consult with their broker or financial adviser to evaluate their investment in the securities.

We describe each security in the relevant original pricing supplement (as amended by the previous amendments), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the previous amendments, the relevant original pricing supplement and the related prospectus supplement and prospectus on the SEC website:

•	Amendment No. 4 dated June 21, 2016 to pricing supplement No. 208:

https://www.sec.gov/Archives/edgar/data/1159508/000095010316014270/crt-dp66644_424b3.pdf

•	Amendment No. 3 dated March 15, 2016 to pricing supplements Nos. 304, 341, 342, 343 and 344:

https://www.sec.gov/Archives/edgar/data/1159508/000095010316011878/crt_dp64177-424b3.pdf

•	Amendment No. 3 dated January 4, 2016 to pricing supplement No. 208:

https://www.sec.gov/Archives/edgar/data/1159508/000095010316009943/dp62229_424b3-mwmetna3.htm

•	Amendment No. 3 dated January 4, 2016 to pricing supplement No. 235:

https://www.sec.gov/Archives/edgar/data/1159508/000095010316009942/dp62228_424b3-dodetna3.htm

•	Amendment No. 2 dated January 4, 2016 to pricing supplements Nos. 208, 235, 304, 341, 342, 343, 344, 693, 1139, 1140, 1253 and 1842:

https://www.sec.gov/Archives/edgar/data/1159508/000095010316009889/dp62227_424b3-etna2.htm

•	Amendment No. 1 dated November 30, 2015 to pricing supplements Nos. 208, 235, 304, 341, 342, 343, 344, 693, 1139, 1140, 1253 and 1842:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315009187/dp61525_424b3-etn1.htm

•	Original pricing supplement No. 208 dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006071/crt_dp58084-424b3.pdf

•	Original pricing supplement No. 235 dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006064/crt_dp58079-424b3.pdf

•	Original pricing supplement No. 341 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006065/crt_dp58011-424b3.pdf

•	Original pricing supplement No. 342 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006063/crt_dp58018-424b3.pdf

•	Original pricing supplement No. 343 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006067/crt_dp58020-424b3.pdf

•	Original pricing supplement No. 344 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006072/crt_dp58021-424b3.pdf

•	Original pricing supplement No. 1842 dated December 1, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315009217/dp61532_424b3-fisheretn.htm

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Terms used but not defined herein have the meanings given to such terms in the relevant original pricing supplement.